Exhibit 99.1

M  A  C  K  —  C  A  L  I    R  E  A  L  T  Y    C  O  R  P  O  R  A  T  I  O  N

NEWS RELEASE

For Immediate Release

MACK-CALI UPDATES CAPITAL MARKETS ACTIVITY

Edison, New Jersey—August 1, 2016—Mack-Cali Realty Corporation (NYSE: CLI) today announced a series of transactions in the redeployment of disposition proceeds as part of its announced strategic plan. The Company has sold approximately $400 million of assets year to date. Currently, Mack-Cali has contracts out for an additional $250 million of dispositions, $200 million of which it expects to close in the third quarter or early fourth quarter, with the remainder in early 2017. In addition, the Company is currently marketing for sale $200 million in assets for total potential sale proceeds of $850 million. The proceeds from these dispositions is expected to be used to pay down debt, fund development, and purchase suitable acquisitions.

The Company has purchased two class A office assets for approximately $317 million in Hoboken, New Jersey, and Metropark, New Jersey, totaling approximately 830,000 square feet. Earlier this year, Mack-Cali also acquired three smaller assets for approximately $34 million.

“Disposing non-core assets strengthens our balance sheet and provides the necessary capital to make investments consistent with our strategic objectives,” said Michael J. DeMarco, Mack-Cali President. “We are continuing to make significant progress toward accomplishing the portfolio realignment goals we laid out for the Company last year, including sourcing acquisition opportunities that will strengthen the portfolio and return significant value to shareholders. The contemplated dispositions will not affect our FFO guidance for 2016.”

The Company’s acquisitions and dispositions are part of Mack-Cali’s broad-based portfolio realignment announced as part of their strategic plan last September on balance sheet management while focusing on increasing holdings in waterfront and transit-based locations. To achieve this realignment, the Company had set a goal of $750 million in dispositions to help raise capital for reduction in debt, development funding and key acquisitions.

About Mack-Cali Realty Corporation

Mack-Cali Realty Corporation is a fully integrated, self-administered, self-managed real estate investment trust (REIT) providing management, leasing, development, and other tenant-related services for its two-platform operations of waterfront and transit-based office and luxury multi-family assets. Mack-Cali provides its tenants and residents with the most innovative communities that empower them to re-imagine the way they work and live.

Additional information on Mack-Cali Realty Corporation and the commercial real estate properties and multi-family residential communities available for lease can be found on the Company’s website at www.mack-cali.com.

Statements made in this press release may be forward-looking statements within the meaning of Section 21E of the Securities Exchange Act of 1934, as amended. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “potential,” “projected,” “should,” “expect,” “anticipate,” “estimate,” “target,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate, and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Disclosure Regarding Forward-Looking Statements” and “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q, which are incorporated herein by reference. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

Contacts:	Anthony Krug Mack-Cali Realty Corporation Chief Financial Officer (732) 590-1030 tkrug@mack-cali.com	Ilene Jablonski Mack-Cali Realty Corporation Vice President of Marketing (732) 590-1528 ijablonski@mack-cali.com	Deidre Crockett Mack-Cali Realty Corporation Director of Investor Relations (732) 590-1025 dcrockett@mack-cali.com

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